UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2013

INSIGNIA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-13471	41-1656308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8799 Brooklyn Blvd., Minneapolis, Minnesota	55445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2013, Insignia Systems, Inc. (the “Company”) announced that effective October 17, 2013, its board of directors (the “Board”) voted to increase the size of the Board from six to seven and elected Steven R. Zenz as a member of the Board.  Mr. Zenz will also serve as the Chair of the Audit Committee.  Mr. Zenz will receive a pro-rata portion of the standard $10,000 annual retainer paid to board members from the effective date of appointment through the date of the Company’s next annual shareholders’ meeting. He will also receive standard fees for attendance at board and committee meetings and conference calls of $1,000, $1,000 (as Chair of the Audit Committee) and $250, respectively, and is eligible for equity grants under the Company’s 2013 Omnibus Stock and Incentive Plan.  On October 17, 2013, Mr. Zenz was granted the Company’s standard initial stock option grant to non-employee directors of immediately vested non-qualified options to purchase 10,000 shares of the Company’s stock.  This grant was made under the Insignia Systems, Inc. 2013 Omnibus Stock and Incentive Plan and is also subject to the standard terms of the Nonqualified Stock Option Agreement for Non-Employee Directors disclosed in a previous filing.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit Number	Description
99.1	Press release issued October 18, 2013, and entitled “Insignia Systems, Inc. Announces Addition to Board of Directors”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSIGNIA SYSTEMS, INC.

Date: October 22, 2013	By	/s/ John C. Gonsior
John C. Gonsior
Vice President, Finance and CFO

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued October 18, 2013, and entitled “Insignia Systems, Inc. Announces Addition to Board of Directors”